As filed with the U.S. Securities and Exchange Commission on December 7, 2015

Registration No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PEN Inc.

(Exact name of Registrant as specified in its charter)

Delaware	47-1598792
(State or other jurisdiction of	(IRS Employee
incorporation or organization)	Identification No.)

431 Fairway Drive, Suite 200

Deerfield Beach, FL 33441

(Address, including zip code, of Registrant’s principal executive offices)

PEN Inc. 2015 Equity Incentive Plan

(Full title of the plan)

Jeanne Rickert,

Chief Legal Officer and Secretary

431 Fairway Drive, Suite 200, Deerfield Beach, FL 33441

Phone (844) 736-6266.

(Telephone number, including area code, of agent for service)

COPIES TO:

Laura Anthony, Esq.

Legal & Compliance LLC

330 Clematis Street, Suite 217

West Palm Beach, FL 33401

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

[ ] Large accelerated filer	[ ] Accelerated filer	[ ] Non-accelerated filer	[X] Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Class A Common Stock, par value $0.0001 per share	20,000,000	$0.0144	$288,000	$29.00

(1) Pursuant to Rule 457(h), estimated solely for the purpose of computing the registration fee, based upon the average of the bid and ask price of the Class A Common Stock on December 4, 2015, as reported on the OTCQB as maintained by the OTC Markets Group Inc.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the PEN 2015 Equity Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (“Commission”) under the Securities Act of 1933, as amended (“Securities Act”). Such documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act. The documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof will be available to participants in the PEN 2015 Equity Plan, without charge, upon written or oral request. Any such request should be directed to PEN, Inc., 431 Fairway Drive, Suite 200, Deerfield Beach, FL 33441, Attention: Chief Legal Officer, telephone: (844) 736-6266.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents are hereby incorporated by reference into this registration statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the Commission on April 10, 2015;

(b) The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2015, June 30, 2015, and September 30, 2015 as filed with the Commission on May 12, 2015, August 12, 2015 and November 16, 2015, respectively; and

(c) The Registrant’s Current Reports on Form 8-K as filed with the Commission on May 4, 2015 and December 1, 2015.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (“1934 Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Nothing in this registration statement shall be deemed to incorporate information furnished, but not filed, with the Securities and Exchange Commission pursuant to Item 2.02 or Item 7.01 of Form 8-K and corresponding information furnished under Item 9.01 of Form 8-K or included as an exhibit. Any statement contained in a document incorporated or deemed to be incorporated by reference in this document, will be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this document or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this document modifies or supersedes such statement. Any statement so modified or superseded will not, except as so modified or superseded, to be a part of this Registration Statement.

Item 4. Description of Securities

The Registrant was formed as a wholly-owned subsidiary of Applied Nanotech Holdings, Inc. for the purposes of merging Applied Nanotech Holdings, Inc. into the Registrant for re-domestication purposes whereby Registrant’s Class A Common Stock was exchanged for all of the common stock of Applied Nanotech Holdings, Inc. The common stock of Applied Nanotech Holdings, Inc. was registered under the 1934 Act. Pursuant to 12 C.F.R. Section 240.12g-3, because the Registrant was successor to a 1934 Act registrant, upon effectiveness of the share exchange, its Class A Common Stock was deemed automatically registered under the 1934 Act without further filing with the Commission of a 1934 Act registration statement. Consequently, no description of the Registrant’s securities has previously been filed with the Commission. Accordingly, a description of the Registrant’s Class A Common Stock is set forth below:

Description of Class A Common Stock. Subject to the rights of the holders of any series of Preferred Stock of the Registrant, the powers, preferences and rights, and the qualifications, limitations and restrictions, of the Class A Common Stock are as follows:

1. Dividends. Subject to share distributions or splits, holders of Class A Common Stock along with holders of Class B Common Stock and Class Z Common Stock of the Registrant shall be entitled to receive such dividends, payable in cash or otherwise, as may be declared thereon by the Board from time to time out of assets or funds of the Registrant legally available therefore to be distributed among and paid ratably, in accordance with the number of shares of Class A Common Stock, Class B Common Stock, and Class Z Common Stock held by each holder, to the holders of Class A Common Stock, Class B Common Stock, and Class Z Common Stock.

2. Liquidation. Subject to the rights of the holders of any series of Preferred Stock then outstanding, in the event of any dissolution, liquidation or winding up of the affairs of the Registrant, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Registrant, the remaining assets and funds of the Registrant shall be divided among and paid ratably, in accordance with the number of shares of Class A Common Stock, Class B Common Stock, and Class Z Common Stock held by each such holder, to the holders of Class A Common Stock, Class B Common Stock, and Class Z Common Stock.

3. Voting. Subject to the rights of the holders of any series of Preferred Stock then outstanding, on all matters presented to stockholders, every holder of Class A Common Stock shall be entitled to one vote in person or by proxy for each share of Class A Common Stock held by such holder and every holder of Class B Common Stock shall be entitled to one hundred votes in person or by proxy for each share of Class B Common Stock held by such holder.

4. Other. Holders of Class A Common Stock do not have anti-dilutive rights. No stockholder has pre-emptive rights.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Officers and Directors.

Section 8.1 of our amended and restated certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted under the Delaware General Corporation Law (“DGCL”) against all expense, liability and loss (including attorneys’ fees, judgments, fines, Employee Retirement Income Security Act of 1974 (or comparable non-U.S. law) excise taxes or penalties and amounts paid in settlement) incurred in an action, suit or proceeding by reason of service as a director, officer or administrator or fiduciary with respect to any employee benefit plan.

Article 10 of our amended and restated certificate of incorporation renounces and waives any interest or expectancy in, or in being offered an opportunity to participate in, and Carl Zeiss, Inc. and its designee to the board of directors (collectively “Zeiss”) will have no obligation to offer us an opportunity to participate in, business opportunities presented to Zeiss or its controlled affiliates, even if the opportunity is one that we might reasonably have pursued, and no such person will be liable for breach of any duty by reason of the fact that such person pursues or acquires such corporate opportunity, directs such corporate opportunity to another person or fails to present such corporate opportunity, or information regarding such corporate opportunity, to us except in the limited circumstances where such corporate business opportunity is one that would otherwise be required to be submitted to us and which is either first presented to the Zeiss board designee by us in good faith in connection with our strategic activities, or is expressly offered to the Zeiss board designee in writing solely in that person’s capacity as a director of our company.

Under the DGCL, directors and officers can be indemnified if the individual acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

A director or officer is also entitled under Section 8.2 of our amended and restated certificate of incorporation to advancement of expenses incurred in defending any proceeding in advance of its final disposition, except that, if required under the DGCL, advancement will only occur after delivery of an undertaking to repay all amounts advanced if it is ultimately be determined by final judicial decision from which there is no further right to appeal that the beneficiary is not entitled to be indemnified.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At present, there is no pending litigation or other proceeding involving our directors or officers as to which indemnification is being sought, nor are we aware of any threatened litigation that may result in claims for indemnification by any officer or director.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

Exhibit	Description

4.1	Amended and Restated Certificate of Incorporation of PEN Inc. (incorporated herein by reference to Annex C, Exhibit B-1 of the Registrant’s Proxy Statement filed with the SEC on July 3, 2014).

4.2	Bylaws of PEN Inc. (incorporated herein by reference to Annex C, Exhibit B-2 of the Registrant’s Proxy Statement filed with the SEC on July 3, 2014).

4.3*	PEN Inc. 2015 Equity Incentive Plan

5.1*	Opinion of Legal & Compliance LLC

23.1*	Consent of Salberg & Company, P.A.

23.2	Consent of Legal & Compliance LLC (included in Exhibit 5.1)

24.1	Powers of Attorney (included as part of the signature page hereto).

* Filed herewith.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if this registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement; and

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Deerfield Beach, Florida on December 7, 2015.

PEN Inc.

By:	/s/ Jeanne M. Rickert
Jeanne M. Rickert Chief Legal Officer

POWER OF ATTORNEY

Each person whose signature to this Registration Statement appears below hereby constitutes and appoints Jeanne M. Rickert, as his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments to this Registration Statement and any and all instruments or documents filed as part of or in connection with this Registration Statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agents, or their substitutes, shall do or cause to be done by virtue hereof. The undersigned also grants to said attorney-in-fact, full power and authority to do and perform any and all acts necessary or incidental to the performance and execution of the powers herein expressly granted. This Power of Attorney shall remain in effect until revoked in writing by the undersigned.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on December 7, 2015:

Signature	Title

/s/ Scott E. Rickert	Chief Executive Officer,
Scott E. Rickert	President & Chairman of the Board (Principal Executive Officer)

/s/ Adam Wasserman	Chief Financial Officer (Principal Financial Officer)
Adam Wasserman

/s/ Douglas Q. Holmes	Director
Douglas Q. Holmes

/s/ Jeanne M. Rickert	Director
Jeanne M. Rickert

Director
James Sharp

/s/ Ronald J. Berman	Director
Ronald J. Berman

/s/ Howard Westerman	Director
Howard Westerman